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                      SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC  20549

                                   SCHEDULE 13G
           	 Under the Securities Exchange Act of 1934
                               (Amendment No.   )*
                                             ---

				HMN Financial, Inc.
-------------------------------------------------------------------------------
                                 (Name of Issuer)

                                   Common Stock
--------------------------------------------------------------------------------
                          (Title of Class of Securities)

                                   40424G10
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                                 (CUSIP Number)

                                 12/31/2002
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(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     /X/   Rule 13d-1(b)

     / /   Rule 13d-1(c)

     / /   Rule 13d-1(d)


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*    The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the NOTES).

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CUSIP No. 40424G10                   13G                   Page 2 of 5 Pages

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  1.  NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Bryn Mawr Capital Management, Inc.   23-2653008
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  2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a)  / /
                                                                    (b)  /X/
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  3.  SEC USE ONLY


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  4.  CITIZENSHIP OR PLACE OF ORGANIZATION

         Pennsylvania
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                 5.  SOLE VOTING POWER
  NUMBER OF          285,847
   SHARES      -----------------------------------------------------------------
BENEFICIALLY     6.  SHARED VOTING POWER
  OWNED BY           -0-
    EACH       -----------------------------------------------------------------
 REPORTING       7.  SOLE DISPOSITIVE POWER
  PERSON             285,847
   WITH        -----------------------------------------------------------------
                 8.  SHARED DISPOSITIVE POWER
                     -0-
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  9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      285,847
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 10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                             / /
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 11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
      6.5%
--------------------------------------------------------------------------------
 12.  TYPE OF REPORTING PERSON*
      IA
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


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                                                             Page 3 of 5 Pages

Item 1(a).  Name of Issuer:

            HMN Financial, Inc.

Item 1(b).  Address of Issuer's Principal Executive Offices:

            1016 Civic Center Drive NW
	    Rochester, MN  55901

Item 2(a).  Name of Persons Filing:

	    Bryn Mawr Capital Management, Inc.

Item 2(b).  Address of Principal Business Office, or if None, Residence:

	    One Town Place, Suite 200
	    Bryn Mawr, PA 19010-3495

Item 2(c).  Citizenship:

            Pennsylvania Corporation

Item 2(d).  Title of Class of Securities:

            Common Stock

Item 2(e).  CUSIP Number:

            40424G10

Item 3. If This Statement Is Filed Pursuant to Sections 240.13d--1(b), or 240.13d--2(b) or (c), Check Whether the Person Filing is a:

            (a)  / /  Broker or dealer registered under Section 15 of the
                      Exchange Act (15 U.S.C. 78o).
            (b)  / /  Bank as defined in Section 3(a)(6) of the Act
                      (15 U.S.C. 78c).
            (c)  / /  Insurance company as defined in Section 3(a)(19) of the
                      Exchange Act (15 U.S.C. 78c).
            (d)  / /  Investment company registered under Section 8 of the
                      Investment Company Act of 1940 (15 U.S.C. 80a-8).
            (e)  /x/  An investment adviser in accordance with
                      Section 240.13d-1(b)(1)(ii)(E).
            (f)  / /  An employee benefit plan or endowment fund in accordance with Section 240.13d-1(b)(1)(ii)(F).
            (g)  / /  A parent holding company or control person in accordance with Section 240.13d--1(b)(1)(ii)(G).
            (h)  / /  A savings association as defined in Section 3(b) of the
                      Federal Deposit Insurance Act (12 U.S.C. 1813);
            (i)  / /  A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the
                      Investment Company Act of 1940 (15 U.S.C. 80a-3);
            (j)  / /  Group, in accordance with Section 240.13d--1(b)(1)(ii)(J).

      If this statement is filed pursuant to Rule 13d-1(c), check this box. / /

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                                                              Page 4 of 5 Pages

Item 4.   Ownership

          (a)  Amount beneficially owned: 285,847
          (b)  Percent of class:  6.5%
          (c)  Number of shares as to which such person has:
               (i)   Sole power to vote or to direct the vote:
                     285,847
               (ii)  Shared power to vote or to direct the vote:
                     Not applicable.
               (iii) Sole power to dispose or to direct the disposition of:
                     285,847
               (iv)  Shared power to dispose or to direct the disposition of:
                     Not applicable.

Item 5.     Ownership of Five Percent or Less of a Class.

            If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following / /.

Item 6.     Ownership of More than Five Percent on Behalf of Another Person.

	    Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

	    Not applicable.

Item 8.     Identification and Classification of Members of the Group.

            Not applicable.

Item 9.     Notice of Dissolution of Group.

            Not applicable.

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								Page 5 of 5 Pages

Item 10.    Certification.

            Because this statement is filed pursuant to Rule 13d-1(b), the following certification is included:

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                  SIGNATURE


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


				  February 12, 2003
				  ------------------------------
			          Date


                                  Michael W. Freeland
                                  ------------------------------
                                  Signature


			          Michael W. Freeland, Vice President and Managing Director
				  ------------------------------
			          Name/Title